Press Release
For more information contact:
Puerto Rico	New York
Monica Aparicio–Smith (787) 777–4420	Jaime Cano (212) 350–3903
Maria Calero (787) 777–4437

SANTANDER BANCORP

APPOINTS INDEPENDENT AUDITOR

(San Juan, Puerto Rico) July 1, 2002 – Santander BanCorp (NYSE: SBP; LATIBEX: XSBP), holding company of Banco Santander Puerto Rico, today announced that its Board of Directors has appointed Deloitte & Touche LLP as the independent auditor of the company and the bank for 2002. The action was taken after a thorough evaluation process.

"We look forward to working with Deloitte & Touche in the firm's new role as our independent auditor," said Monica Aparicio–Smith, Santander BanCorp's Chairman of the Board of Directors. Prior to the selection of Deloitte & Touche, Arthur Andersen LLP had served as the company's independent auditor.

Santander BanCorp is a publicly held financial holding Company that is traded on the New York Stock Exchange and on Latibex (Madrid Stock Exchange). It has two wholly owned subsidiaries, Banco Santander Puerto Rico and Santander Insurance Agency. Banco Santander Puerto Rico has been operating in Puerto Rico for 25 years. It offers a full array of services in the areas of commercial, mortgage and consumer banking supported by a team of over 1,600 employees, with 65 branches. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit www.santandernet.com.

Santander Central Hispano S.A., (Spanish markets: SCH; NYSE: STD) is the leading financial group in Spain and Latin America, the third largest by market capitalization in the Euro Zone and among the fifteen largest in the world. Santander Central Hispano offers a wide range of commercial and consumer banking services in Europe and Latin America, providing services to 36 million customers through more than 10,200 offices and 118,779 employees in 42 countries. According to its balance sheet as of September 30, 2001, Santander Central Hispano had $397 billion in total managed funds and $314 billion in assets. Founded in 1857, Santander Central Hispano has a long connection with Latin America and a firm commitment that is reflected in the $17 billion invested in the region to date, with a policy of combining global balance sheet strength with local management and regional training.

The Group is present in 12 countries representing 98% of the region´s GDP: Argentina, Bolivia, Brazil, Colombia, Chile, Mexico, Panama, Paraguay, Peru, Puerto Rico, Uruguay and Venezuela. The franchise comprises 16 banks, 9 pension fund managers, 12 mutual funds, 10 insurance companies, 12 brokerages and 9 leasing and factoring companies. In all, it has 23 million customers in the region and more than 4,600 offices.